EXHIBIT  99

For Immediate Release                               Contact: John T. O'Neill
April 18, 1996                                       Telephone: 401-431-8500





                     HASBRO, INC. ANNOUNCES 12% EARNINGS
                        GROWTH FOR FIRST QUARTER 1996

     Pawtucket, RI (April 18, 1996) -- Hasbro, Inc. (HAS:ASE) today reported first quarter net earnings of $24.4 million, or $.28 per share, up more than 12% from the $21.7 million, or $.25 per share in 1995. Revenues also grew, increasing to $538.7 million from the $526.5 million reported last year.

     "We are pleased to again report both earnings and revenue growth despite the continuing efforts in the retailing industry to reduce inventory levels," said Alan G. Hassenfeld, Chairman and Chief Executive Officer.

     "Our revenue growth this quarter came in the United States with the major portion occurring in the Hasbro Toy Group. Our Star Wars(R) and Batman(R) action figures, the growing line of activity items, several of our large dolls, including Baby Go Bye Bye(TM), many of Playskool's long-term staples and the Super Soaker(TM) products are all moving well at retail. In the games area, Milton Bradley and Parker Brothers each reported small revenue increases, with their classic games remaining strong. Notably, one of Milton Bradley's new introductions, Goosebumps(TM), has established itself as the number one selling board game at retail. Also contributing to our increased volume was Hasbro Interactive, with its growing library of CD ROM products. Internationally, in most major markets, we experienced a decline in revenues compared to those of a year ago, a trend which we do not anticipate will continue for the full year."

     He continued by noting, "Hasbro's increased earnings reflects our continuing commitment to more effectively manage our expenses. The lower cost of certain raw material commodities also provided a benefit as anticipated. These positive results, however, were adversely impacted by approximately $.02 per share during the quarter as a result of costs associated with an unsolicited business combination proposal."

     Mr. Hassenfeld concluded, "We are encouraged by these results and will continue our efforts to provide entertaining products for children and adults, while at the same time enhancing value to our shareholders. Some of the products premiering in 1996 include new boys' items from the Star Wars(R) Shadows of the Empire(TM) collection and the Batman(R) Total Justice(TM) line; girls' products, including new entries from Baby Alive(R) and Baby All Gone(R); games, such as the electronic handheld versions of Battleship(R) and Connect Four(R); Playskool's new Magic Touch Talking Books, and several activity items from Scholastic's popular book and TV series, Goosebumps(TM)."

                                # # #
                              (Tables Attached)



                                  HASBRO, INC.

                       CONSOLIDATED STATEMENTS OF EARNINGS


(Thousands of Dollars and Shares Except Per Share Data)

                                                       Quarter Ended(1)
                                                     --------------------
                                                     Mar. 31,     Apr. 2,
                                                       1996        1995
                                                     --------    --------
Net Revenues                                         $538,685     526,503
Cost of Sales                                         237,771     232,572
                                                      -------     -------
Gross Profit                                          300,914     293,931
Amortization                                            9,799       9,243
Royalties, Research and
 Development                                           54,422      55,084
Advertising                                            70,276      70,233
Selling, Distribution and
 Administration                                       125,365     120,803
                                                      -------     -------
Operating Profit                                       41,052      38,568
Interest Expense                                        4,906       5,823
Other (Income), Net                                    (2,963)     (2,512)
                                                      -------     -------
Earnings Before Income Taxes                           39,109      35,257
Income Taxes                                           14,744      13,574
                                                      -------     -------
Net Earnings                                         $ 24,365      21,683
                                                      =======     =======

Per Common Share(2)
   Net Earnings                                      $    .28         .25
                                                      =======     =======

   Cash Dividends Declared                           $    .10         .08
                                                      =======     =======

Weighted Average Number of Shares                      88,107      88,153
                                                      =======     =======

(1) - 1996 consists of 13 weeks; 1995, 14 weeks.
(2) - Primary and fully diluted data are not shown separately as they are substantially the same.



                                  HASBRO, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEETS


  (Thousands of Dollars)



                                                    Mar. 31,         Apr. 2,
                                                      1996            1995
                                                    --------        --------
                   Assets

  Cash and Temporary Investments                  $  136,860         189,777
  Accounts Receivable, Net                           528,632         475,813
  Inventories                                        335,067         276,938
  Other                                              175,961         170,323
                                                   ---------       ---------
  Total Current Assets                             1,176,520       1,112,851
  Property, Plant and Equipment, Net                 307,217         308,469
  Other Assets                                       920,123         908,443
                                                   ---------       ---------
  Total Assets                                    $2,403,860       2,329,763
                                                   =========       =========

        Liabilities and Shareholders' Equity

  Short-term Borrowings                           $   93,402         162,736
  Payables and Accrued Liablities                    534,478         531,216
                                                   ---------       ---------
  Total Current Liabilities                          627,880         693,952
  Long-term Debt                                     149,987         150,000
  Deferred Liabilities                                72,409          65,809
                                                   ---------       ---------
  Total Liabilities                                  850,276         909,761
  Total Shareholders' Equity                       1,553,584       1,420,002
                                                   ---------       ---------
  Total Liabilities and Shareholders' Equity      $2,403,860       2,329,763
                                                   =========       =========